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[DIGINET LETTERHEAD APPEARS HERE]                                  Exhibit 10.11


March 29, 1998



Mr. Laurence A. Hinz
1015 33rd Street, NW #706
Washington, D.C. 20007


Dear Larry,

I am pleased to present to you a formal offer to join the Diginet Americas, Inc. ("Diginet") team and, as a partner, play a pivotal role in building Diginet into a great telecommunications company. I am confident that you will make a significant contribution to Diginet's ambitious growth plans, flourish professionally, and enjoy the endeavor on many levels. You clearly are a very accomplished professional, and I truly believe that Diginet represents an excellent platform for your considerable talents and natural abilities.

The position's formal title is Chief Financial Officer. You will report directly to me, the Company's Chief Executive Officer, with dotted line reporting to the Company's President and COO, Francisco Amaro. Your direct responsibilities will include, but not be limited to, five broad areas:

     . Capital Formation- Leading the capital formation effort, as the company progresses through several rounds of private equity, vendor and/or OPIC/IFC/Ex-Im Bank debt facilities, a possible strategic investment, and onto the IPO and rounds of public high yield debt.

                             [Diginet Letterhead]

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     .  Board of Directors/Shareholder "Management"- I anticipate that the
        Diginet Board of Directors will be very high powered and very involved in Diginet's development. You will have primary responsibility for interfacing with Investor and Outside Directors (including David Solomon, the former CFO of Brooks Fiber), and facilitating efficient Board dynamics. I suspect that you will find this Board-level exposure professionally stimulating.

     . Vendor Relations- Diginet will soon be negotiating a multi-country strategic vendor contract, involving pricing, performance, and a long term debt facility. You will be a key member of the team that negotiates this critical transaction.

     . M&A/Strategic Partnering- While there are no M&A or strategic partnering activities planned in the near term, I envision a potential strategic investment at the corporate level (candidates include ATT, Worldcom, Sprint, Teleglobe, Intermedia, wireless CLECs), and strategic investments at the country level to enhance Diginet's political/economic clout. As such M&A/Strategic Partnering activity develops, you will be intimately involved in this process.

     .  Classic Financial Management- Planning, budgeting, financial controls.

In addition to your central, line operating responsibilities, as a core member of the management team, I anticipate that you actively will be involved in a range of high-level decision making, including:

        .  Overall Corporate strategy and direction

        .  Key spectrum decisions throughout Latin America

        .  Establishing corporate culture and value-system

        .  Key sales and marketing decisions

        .  Establishment of in-country strategic/marketing alliances


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        .  Creating and deploying new products/service offerings that leverage
           Diginet's transmission capabilities, lock-in customers, and provide Diginet with enduring competitive advantages

I believe that Diginet represents an entrepreneurial opportunity, with many unique advantages. We have put together a remuneration package that provides you with venture upside and rewards, while offering you downside protection. The offer includes "market" cash compensation, a signing bonus and an attractive initial stock option package that rewards you for value-creation and also has the potential to significantly enhance your net worth.

In addition, you will have all of the excitement, challenges, and satisfaction of building a business from "the ground floor up", without corporate politics. You will have an opportunity to build a team that you respect professionally, and enjoy working with on a personal level. You will have an opportunity to create with us a company, and a work environment, that reflects your values, that is humane, meritocritous, and equitable. You also will be challenged intellectually in determining how best to "export" new telecom/datacom/IT technologies and product/services to the infrastructure-deprived environments of Latin America.

The key terms of the revised Job Offer are outlined in Exhibit A. I appreciate the importance of this career decision for you, and I would be pleased to discuss the offer with you in depth.

Larry, we very much look forward to working with you, and to making Diginet an overwhelming success. While we have known each other only a very short time, I am confident that you will play a critical role in Diginet's success and that you will find the experience exceptionally satisfying intellectually, emotionally, and financially.

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Sincerely,


/s/ Scott Puritz
------------------------
Scott Puritz
Chairman and Chief Executive Officer



AGREED AND ACCEPTED


/s/ Laurence A. Hinz
------------------------
Laurence A. Hinz


      3/31/98
------------------------
DATE



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                                   Exhibit A
                                  -----------

              Position:  Chief Financial Officer

Reporting Relationship:  Solid line to Chief Executive Officer (Puritz).
                         Dotted line to President/COO (Amaro).

           Base Salary:  $175,000, paid bi-monthly.

         Signing Bonus:  Cash Signing Bonus -- $50,000.
                         Equity Signing Bonus -- 50,000 stock options, fully vested (see below).

  Initial Stock Option
                 Grant:  250,000 stock options.

    Annual Performance
                 Bonus:  Determined by Board of Directors' Compensation
                         Committee.

                         Timing -- First annual review at 12/31/98. The successful consummation of a strategic vendor deal, prior to 12/31/98, will trigger a performance review and potentially an early performance bonus.

                         Cash Component -- Up to 50% cash performance bonus, or up to $80,000.

                         Equity Component -- It is anticipated that an additional 5% of the stock of Diginet Americas, Inc. will be allocated to a new management stock option plan. This pool of new stock options will be used to build and strengthen the corporate management team, and to provide all executives with an


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                         opportunity to be benefit from shareholder value
                         creation. Accessing this stock option pool, you will be eligible for additional stock options, above the initial 250,000, as determined by Board of Directors' Compensation Committee.

                         Diginet's venture capital investors will have a dominant role on this committee. All of the potential private equity firms that Diginet is considering for its lead equity investor role have strong commitments to providing management with significant equity compensation, are skilled at crafting objective performance benchmarks, and have demonstrable track records at handsomely rewarding superior management performance.

               Vesting: 50,000 equity signing bonus fully-vested as of start date. 200,000 additional stock options subject to Diginet Americas' standard vesting schedule -- Four year vesting schedule. First year cliff vesting, monthly thereafter. Accelerated vesting ("full vesting") in the event of change of control (i.e., strategic buyout).

    Anticipated Strike
                 Price:  $0.01 per share.

              Benefits:  Full Health Plan.
                         Participation in 401K plan (no Company matching). Free parking.

         Contract Term:  2 years.  2 year Extension Effective March 31, 2000 through March 30, 2002.

            Start Date:  3/29/00(of renewal period)
                         /s/ David R. Schmieg, Chairman; CEO
                         /s/ Laurence A. Hinz